NAME OF REGISTRANT:
Franklin Value Investors Trust
File No. 811-5878

EXHIBIT ITEM No. 77I(b):
Terms of new or amended securities


As of January 1, 1997, one series of the Registrant began offering a new class of shares designated Franklin Value Fund -
Advisor Class. All shares of Franklin Value
Fund outstanding before the offering of
Adviser Class shares have been designated
Franklin Value Fund - Class I and Franklin
Value Fund - Class II. Shares of each class of a series have the same voting and other rights and preferences as the other classes and series of the Registrant for matters that affect the Registrant as a whole.